Exhibit H-8
DRS ALLOCATION MATRIX
Changes to Allocation Methods
Effective 1/1/2001

Service Department or Function	Current Allocation Method	New Allocation Method	Comments

Financial Accounting & Reporting	Number of financial related transactions, records and reports generated and account code combinations for the preceding year ended December 31st.	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other purchased products and royalties, for the preceding year ended December 31st.

Given the differences in the businesses across our companies (gas, electricity, E&P, delivery,generation, etc.), there is no one "financial account combination" that would provide for fair allocation of accounting services.

Treasury	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other purchased products and royalties, for the preceding year ended December 31st.	Total capitalization recorded at preceding December 31st.	New method is more closely tied to the cost drivers of the service.
Cash Management	Number of customer payments processed during the preceding year ended December 31st.	Total capitalization recorded at preceding December 31st.	New method is more closely tied to the cost drivers of the service.
Security	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other products and royalties, for the preceding year ended December 31st.	The number of employees as of the preceding December 31st.	New method is more closely tied to the cost drivers of the service.
Corporate Secretary/Investor Relations/Shareholder Activities	The weighted average of the previous three years of total service company billings for the prior three years ended December 31st.	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other purchased products and royalties, for the preceding year ended December 31st.	The larger the segment, as indicated by its expenses, the more services it can be expected to consume, directly or indirectly.
Corporate Planning - Capital Budgets	Total investment in plant recorded at preceding December 31st.	Total capitalization recorded at preceding December 31st.	The corporate planning services have been combined. New method is more closely tied to the cost drivers of the combined service.
Corporate Planning - Operating & Maintenance Budgets	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other purchased products and royalties, for the preceding year ended December 31st.	Total capitalization recorded at preceding December 31st.	The corporate planning services have been combined. New method is more closely tied to the cost drivers of the combined service.
Payroll	Number of employees on the previous December 31st or the number of payroll payments generated during the previous year ending December 31st,	Number of employees on the previous December 31st	New method is more closely tied to the cost drivers of the service.
Accounts Receivable Processing	N/A	Number of accounts receivable documents processed during the preceding year ended December 31st.	The processing of miscellaneous accounts receivable is a new function of the services company effective 1/1/2001.
Engineering - General Services	Gas pipeline and/or electric supply line footage as of the preceding year ended December 31st.	N/A	No allocation method required as this is no longer a service company function.
Engineering - Transmission and Storage Services	Total investment in storage and transmission plant as of the preceding year ended December 31st.	N/A	No allocation method required as this is no longer a service company function.
Electricity Supply	Electricity load purchased for each affiliate for the preceding year ended December 31st.	N/A	No allocation method required as this is no longer a service company function.
Regulated Fixed Assets	Regulated companies fixed assets added, retired or transferred during the preceding year ended December 31st.	Dominion companies fixed assets added, retired or transferred during the preceding year ended December 31st.	Changed to "Fixed Assets Accounting" and incorporates all companies, not just regulated companies, as fixed assets accounting for all companies is centralized in DRS..
Medical Services	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other products and royalties, for the preceding year ended December 31st.	Number of employees on the previous December 31st	New method is more closely tied to the cost drivers of the service.
Marketing - Shared Projects	Annual marketing plan budget for the current year of allocation.	Annual marketing plan expenses for the preceding year ended December 31st.	New method is more closely tied to the cost drivers of the service.
Company Group Formulas:
All retail companies	Volume of gas and quantity of electricity sold at retail during the preceding year ended December 31st (converted to dollar value).	Specific allocator not considered necessary based on services provided by DRS.	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
All production companies	Production plant budget for the current year of allocation.	Specific allocator not considered necessary based on services provided by DRS.	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
Appalachian production companies	Gross investment in Appalachian production plant recorded at preceding December 31st.	Specific allocator not considered necessary based on services provided by DRS.	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
All storage companies	Gross investment in storage plant, excluding non-current inventory, recorded at preceding December 31st.	Specific allocator not considered necessary based on services provided by DRS.	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
All regulated companies

Total regulated companies' operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), other purchased products and royalties, for the preceding year ended December 31st.

		See Comments	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
All unregulated companies

Total unregulated companies' operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), other purchased products and royalties, for the preceding year ending December 31st.

		See Comments	If it becomes necessary to allocate to this group of companies, it will follow the "All Companies" method for the appropriate group of companies.
All Dominion Companies (excluding DRS)	Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), and other purchased products and royalties, for the preceding year ended December 31st.

Total operating expenses, excluding purchased gas expense, purchased power expense (including fuel expense), other purchased products and royalties, for the preceding year ended December 31st for the affected Dominion companies.

Has been modified to encompass allocation to a specific group of companies.